EXHIBIT 3.1

EXCHANGERIGHT INCOME FUND

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The undersigned trustee does hereby form a statutory trust pursuant to the laws of the State of Maryland.

SECOND: The name of the statutory trust (the “Trust”) is:

ExchangeRight Income Fund

THIRD: The address of the Trust’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

FOURTH: The name and business address of the Trust’s resident agent are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

FIFTH: Pursuant to Section 12-501(d) of the Maryland Statutory Trust Act, the assets of each series or class of beneficial interest in the Trust are subject to limitations on liability as set forth in the governing instrument of the Trust.

SIXTH: The undersigned, being the sole trustee of the Trust, acknowledges under the penalties of perjury, that to the best of its knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned trustee has signed this Certificate of Trust this 8th day of January, 2019.

ExchangeRight Income Fund Trustee, LLC, a Delaware limited liability company

By:	/S/ DAVID FISHER
Name:	David Fisher
Title:	Manager